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Exhibit 10.16

GANDER MOUNTAIN COMPANY
EXECUTIVE STOCK OPTION AGREEMENT
(Mark R. Baker)

        THIS EXECUTIVE STOCK OPTION AGREEMENT (this "Agreement") is entered into as of February 2, 2004, to be effective as of January 10, 2003, by and between Gander Mountain Company, a Minnesota corporation (the "Company"), and Mark R. Baker, a resident of the State of Minnesota ("Executive"). Any reference in this Agreement to the "Company" shall also include the Company's predecessor entity, Gander Mountain Company, a Delaware corporation, which was merged with and into the Company effective January 29, 2004.

RECITALS:

        A.    Executive is the Chief Executive Officer and President of the Company.

        B.    Pursuant to a written agreement dated January 10, 2003 between the Company and the Executive (the "1/10/03 Agreement"), the Company agreed to provide Executive with an equity participation in the Company.

        C.    The Company and Executive are entering into this Agreement to satisfy the Company's commitment to Executive under the 1/10/03 Agreement.

AGREEMENT

        NOW, THEREFORE, for good and valuable consideration, the Company and Executive agree as follows:

        1.    Grant of Option.    The Company hereby grants to Executive the right and option (the "Option") to purchase Nineteen Thousand One Hundred Fifteen (19,115) shares of the Company's Class B Nonvoting Common Stock, $.01 par value (the "Executive Shares") on the terms and conditions hereinafter set forth.

        2.    Purchase Price.    The purchase price of the Executive Shares subject to the Option shall be Two Hundred Sixty-Five Dollars ($265) per Executive Share.

        3.    Vesting of Options.

          3.1    Vesting/Exercise Schedule.    Subject to the remaining provisions of this Agreement, the Option has vested and become exercisable and shall continue to vest and become exercisable in respect of the Executive Shares incrementally in accordance with the Vesting and Exercise Schedule below so long as Executive continues to be employed by the Company. Commencing from January 10, 2003, this Option has vested and will continue to vest as follows:

VESTING AND EXERCISE SCHEDULE (CUMULATIVE):

Vesting Date and Initial Date of Exercisability	Number of Executive Shares as to which Option Becomes Vested and Exercisable
September 1, 2003	4,778
September 1, 2004	4,779
September 1, 2005	4,779
September 1, 2006	4,779

          3.2    Requirement of Continuous Employment.    Subject to Section 3.4 below, notwithstanding anything stated in this Agreement, no part of the Option that would otherwise vest pursuant to this Section 3 in respect of any vesting/exercise date shall vest unless Executive is employed by the Company on such vesting/exercise date and has been continuously so employed since the date of this Agreement. If Executive's employment with the Company terminates at any time for any reason whatsoever, any unvested portion of this Option shall automatically terminate on the date of termination.

          3.3    Vesting/Exercise Schedule Cumulative.    The Vesting and Exercise Schedule in Section 3.1 above shall be cumulative; thus, to the extent the Option has become vested and exercisable, but has not already been exercised and has not expired, terminated or been canceled, Executive may at any time, and from time to time, purchase all or any portion of the Executive Shares then purchasable under the Vesting and Exercise Schedule in Section 3.1 above.

          3.4    Accelerated Vesting.    The Option shall immediately and automatically vest effective to the extent indicated below as of the date of any of the following events:

            (a)   upon the death of Executive, such number of Executive Shares as would have vested on the next two vesting dates (in Section 3.1 above) following the date of Executive's death;

            (b)   upon the termination of Executive's employment with the Company due to a Disability, such number of Executive Shares as would have vested on the next two vesting dates (in Section 3.1 above) following the date of such termination of employment;

            (c)   upon the termination by the Company of Executive's employment without Cause, all of the remaining unvested Executive Shares; or

            (d)   upon the occurrence of a Change in Control (as hereinafter defined) followed by a voluntary or involuntary termination of Executive's employment within twelve months following such Change in Control, all of the remaining unvested Executive Shares.

        4.    Exercise.    Executive may exercise the vested portion of the Option subject to the following:

          4.1    Time of Exercise.    Subject to the remaining terms of this Section 4, Executive may exercise the vested portion of the Option at any time and from time to time until the Option expires. Executive may purchase all or any number of Executive Shares purchasable under the Option upon any exercise of the Option. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Option be exercisable at any time after it shall have expired pursuant to Section 6 hereof.

          4.2    Exercise by Executive or Others.    During the lifetime of Executive, only Executive or his guardian or his legal representative may exercise the Option. After the death of Executive, the Option may be exercised by Executive's Personal Representative or the beneficiaries of Executive's estate, as the case may be. Subject to the time period within which the Option is exercisable after Executive's death, Disability, retirement, or termination of employment as specified in Section 4.3 hereof, the Option may be exercised:

            (a)   only while Executive is an employee of the Company or any subsidiary thereof;

            (b)   only if Executive has been continuously so employed since the date of this Agreement; and

            (c)   only with respect to (i) the Executive Shares vested as of a date immediately prior to Executive's death, Disability, retirement or termination, as the case may be and (ii) any Executive Shares that vest pursuant to Section 3.4 above.

          4.3    Exercise Following Death, Disability, Retirement, Termination of Employment by the Company Without Cause, or Change in Control Followed by Termination of Employment.    Executive or his legal representative, as the case may be, may, subject to the further limitations of this Agreement, exercise the Option with respect to any Executive Shares that have vested pursuant to Section 3.1 above, in whole or in part:

            (a)   within one hundred eighty (180) days after the death of Executive;

            (b)   within ninety (90) days after termination of Executive's employment with the Company if Executive's termination is due to a Disability or if Executive retires in accordance with the Company's retirement policy then in effect;

            (c)   within ninety (90) days after termination of Executive's employment with the Company, if Executive's employment is terminated without Cause by the Company; or

            (d)   within ninety (90) days after voluntary or involuntary termination of Executive's employment with the Company within twelve months following a Change of Control that would accelerate vesting under Section 3.4 above.

          4.4    Disability.    "Disability" shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of one hundred eighty (180) days or more. A period of inability shall be "uninterrupted" unless and until Executive returns to full-time work for a continuous period of at least thirty (30) days.

          4.5    Termination by the Company For Cause.    "Cause" shall mean the termination of Executive's employment for any of the following reasons:

            (a)   an act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company;

            (b)   unlawful conduct or gross misconduct that is willful and deliberate on Executive's part and that, in either event, is materially injurious to the Company;

            (c)   the conviction of Executive of a felony;

            (d)   material and deliberate failure of Executive to perform his duties and responsibilities hereunder or to satisfy his obligations as an officer or employee of the Company, which failure has not been cured by Executive within 15 days after written notice thereof to Executive from the Company; or

            (e)   material breach of any terms and conditions of this Agreement by Executive not caused by the Company, which breach has not been cured by Executive within ten days after written notice thereof to Executive from the Company.

          4.6    Definition of Change in Control.    For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to occur if any of the following occur:

            (a)   Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) after the date of this Agreement first acquires or becomes a "beneficial owner" (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors ("Voting Securities"), provided, however, that the following shall not constitute a Change in Control pursuant to this Section 4.6:

                (i)  any acquisition of Shares or Voting Securities of the Company directly from the Company;

               (ii)  any acquisition or beneficial ownership by the Company or a subsidiary;

              (iii)  any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries;

              (iv)  any acquisition or beneficial ownership by any corporation with respect to which, immediately following such acquisition, more than 50% of both the combined voting power of the Company's then outstanding Voting Securities and the Shares of the Company is then beneficially owned by all or substantially all of the persons who beneficially owned Voting Securities and Shares of the Company immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and Shares, as the case may be, immediately prior to such acquisition;

            (b)   A majority of the members of the Board of Directors of the Company shall not be Continuing Directors. "Continuing Directors" shall mean: (A) individuals who, on the date hereof, are directors of the Company, (B) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of the Company, (C) individuals elected as directors of the Company subsequent to the date hereof pursuant to a nomination or board representation right of preferred stockholders of the Company or (D) any individual elected or appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships;

            (c)   Consummation of a reorganization, merger or consolidation of the Company or a statutory exchange of outstanding Voting Securities of the Company, unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Shares of the Company immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 50% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation that is the issuer of such securities held by the stockholders of the Company after such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Shares of the Company, as the case may be; or

            (d)   Consummation of (x) a complete liquidation or dissolution of the Company or (y) the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 50% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting Securities and Shares of the Company immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Voting Securities and Shares of the Company, as the case may be.

        5.    Dissolution, Liquidation, Merger, Etc.    In the event of the proposed dissolution or liquidation of the Company or in the event of a proposed sale of all of the capital stock of the Company or all or substantially all of the assets of the Company or in the event of a proposed reorganization, merger, consolidation or statutory exchange of the

Company with or into any other entity, regardless whether the Company is the surviving entity (the actual effective date of the dissolution, liquidation, sale, reorganization, merger, consolidation or statutory exchange being herein called an "Event"), the Board of Directors of the Company (the "Board") may, but shall not be obligated to:

          5.1   if the Event is a reorganization, merger, consolidation, or statutory exchange make appropriate provision for the protection of the Option by the substitution of options and appropriate equity interests in the entity surviving any merger or consolidation, or, if appropriate, the parent of such surviving entity, to be issuable upon the exercise of such options in lieu of the Option and the Executive Shares; or

          5.2   at least thirty (30) days prior to the occurrence of an Event, declare, and provide written notice to Executive of the declaration, that the Option shall be canceled at the time of, or immediately prior to the occurrence of, an Event (unless it shall have been exercised prior to the occurrence of the Event) in exchange for payment to Executive, within ten (10) days after the Event, of cash equal to the amount (if any), for each vested or unvested Executive Share covered by the canceled Option with respect to which the canceled Option shall not have expired, by which the fair market value (as defined in the last sentence of this Section 5.2) per Executive Share exceeds the per Executive Share purchase price of the Executive Shares issuable upon exercise of the Option. The Option shall be exercisable as to all or any part of the vested and unvested portion of the Executive Shares covered thereby during the period following a declaration pursuant to this Section 5.2 and preceding the time of cancellation of the Option. In the event of a declaration pursuant to this Section 5.2, the Option, to the extent it shall not have been exercised prior to the Event, shall be canceled at the time of, or immediately prior to, the Event, as provided in the declaration, subject to the payment obligations of the Company provided in this Section 5.2. Notwithstanding the foregoing, Executive shall not be entitled to the payment provided for in this Section 5.2 and shall not be permitted to exercise the Option as provided in this Section 5.2 to the extent the Option shall have expired pursuant to Section 6 hereof. For purposes of this Section, "fair market value" per Executive Share shall mean the cash plus the fair market value, as determined in good faith by the Board, of the non-cash consideration that Executive would be entitled to receive per Executive Share upon the occurrence of the Event if Executive had exercised the Option.

If the Board does not elect to take the actions authorized in Section 5.1 or 5.2 above, then the Option shall remain outstanding.

        6.    Expiration of Option.    The Option shall expire and all rights to purchase Executive Shares hereunder shall cease on the earliest of (i) January 10, 2013, (ii) as to any vested portion of the Option, the expiration of the period within which the Option is exercisable as specified in Section 4.3 above, (iii) as to any vested portion of the Option, upon Executive's voluntary termination of employment with the Company at any time or upon the termination of Executive's employment by the Company for Cause at any time, (iv) subject to Section 3.4 above, as to any unvested portion of the Option, upon termination of Executive's employment with the Company at any time for any reason, or (v) the date, if any, fixed for cancellation pursuant to Section 5.2 above. If the Option is no longer exercisable for any reason before being completely exercised, it shall be deemed to have lapsed or terminated and will no longer be outstanding.

        7.    Certain Events Not Deemed Termination of Employment.    Neither the transfer of Executive between the Company and any subsidiary of the Company, nor a leave of absence granted to Executive and approved by the Board, shall be deemed a termination of employment.

        8.    Manner of Exercise.    Subject to the terms and conditions of this Agreement, including Section 13 below, the Option may be exercised by notice to the Company. The notice shall state the election to exercise the Option and the number of Executive Shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. If the person exercising the Option is not Executive, he or she shall also send with the notice appropriate proof of his or her right to exercise the Option. The form of Notice of Exercise attached hereto as Exhibit A shall be satisfactory if the person exercising the Option is Executive, but any other form containing the information required by this Section shall also be acceptable. Such notice shall be accompanied by payment (by check, bank draft or money order payable to the Company) of the full purchase price of such Executive Shares. As soon as practicable after receipt of the purchase price provided for above, the Company shall reflect on its books and records the appropriate ownership of the Executive Shares purchased and shall deliver a certificate or certificates representing the Executive Shares purchased.

        9.    Limitations on Transfer.    Executive shall not sell, transfer, assign, give or otherwise dispose of the Option otherwise than by will or the laws of descent and distribution, and the Option shall not be subject to pledge, hypothecation, execution, attachment or similar process. Any attempt to sell, transfer, assign, hypothecate or otherwise dispose of the Option contrary to the provisions hereof and the levy of any attachment or similar process upon the Option shall be null and void. Concurrently with his execution of this Agreement, Executive and the Company shall execute and deliver an Executive Transfer and Repurchase Agreement in the form attached hereto as Exhibit B (the "Executive Transfer and Repurchase Agreement").

        10.    No Shareholder Rights Before Exercise.    Executive shall have none of the rights of a shareholder with respect to any Executive Share subject to the Option until the Executive Share is actually issued to Executive upon exercise of the Option.

        11.    Adjustment in Number of Executive Shares; Type of Shares.    The Board shall, to the extent the Option shall not have expired, make appropriate adjustments in the number of Executive Shares subject to the Option and in the purchase price per Executive Share to give effect to any adjustments made in the number of outstanding shares of Class B Nonvoting Common Stock of the Company through merger, consolidation, recapitalization, reclassification, combination, stock dividend, split or other similar change, provided that fractional interests shall be rounded to the nearest whole Executive Share. In addition, for purposes of this Agreement, "Shares" shall include any other securities of the Company into which or for which such shares of Class B Nonvoting Common Stock shall have been converted or exchanged pursuant to the terms of the Class B Nonvoting Common Stock or pursuant to any recapitalization, reorganization or merger of the Company.

        12.    Tax Withholding.    The parties hereto recognize that the Company may be obligated to withhold federal and state income taxes and FICA or other taxes upon Executive's exercise of the Option. Executive agrees that at the time he exercises the Option, if the Company is required to withhold such taxes, he will promptly pay in cash upon demand to the Company such amounts as shall be necessary to satisfy such obligation.

        13.    Executive Transfer and Repurchase Agreement.    Executive acknowledges and agrees that all Executive Shares purchased upon the exercise of the Option shall become subject immediately upon issuance to the terms of the Executive Transfer and Repurchase Agreement. The Company and Executive each agree to execute any amendment or acknowledgment to such Executive Transfer and Repurchase Agreement as may be necessary to evidence the fact that such Executive Shares are subject to the Executive Transfer and Repurchase Agreement.

        14.    Investment Purpose; Registration.    Executive represents and warrants that any and all Executive Shares purchased by Executive under the Option will be acquired for investment and not with a view to distribution or resale, and Executive hereby consents to an appropriate legend on the certificates evidencing such Executive Shares to such effect and to the effect that the Executive Shares may not be disposed of except in compliance with all federal and state securities laws. The Company shall have no obligation to register the Executive Shares purchased upon the exercise of the Option under federal or state securities laws either at the time the Executive Shares are issued and delivered to Executive or are proposed to be disposed of by Executive unless otherwise expressly provided to the contrary in written agreements to which the Company and Executive are parties.

        15.    Governing Law.    This Agreement shall be construed and governed by the laws of the State of Minnesota.

        16.    Notices.    Any notice required or permitted to be given by any party upon the other shall be deemed given upon personal delivery to the other party, or two (2) days after deposit in United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Mark R. Baker 5697 Orchard Avenue White Bear Lake, MN 55110

If to Company:	Gander Mountain Company Attn: Chief Executive Officer 4567 American Boulevard West Minneapolis, MN 55437
With a copy to:	Gander Mountain Company Attn: Legal Department 4567 American Boulevard West Minneapolis, MN 55437

Any party may change its address for the service of notice by giving written notice of such change to the other party in any manner above specified.

        17.    No Right to Continued Employment.    This Agreement (and the Option evidenced hereby) shall not give Executive any right to continued employment by the Company. The Company may terminate Executive's employment and otherwise deal with Executive as an employee without regard to the effect any such action may have on Executive's rights under this Agreement.

        18.    Access to Information.    Executive has had access to information regarding and has had an opportunity to ask questions regarding, the Company and the transactions contemplated hereby.

        19.    Separate Representation.    Executive acknowledges that Executive has had the opportunity to seek and receive independent advice from counsel of Executive's own selection in connection with this Agreement and has not relied to any extent on any officer, director, or stockholder of, or counsel to, the Company in deciding to enter into this Agreement.

        20.    State of Option.    Executive represents and warrants to the Company that the State of Minnesota is the only jurisdiction in which an offer was made by the Company to grant this Option to Executive.

        21.    Amendment.    No modification, amendment or waiver of any provision of this Agreement will be effective against the Company or Executive unless such modification, amendment or waiver is approved in writing by the Company and Executive. The failure of any party to enforce any provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

        22.    Certain Reduction of Payments by the Company.

          22.1 Notwithstanding anything contained herein to the contrary, prior to the payment of any amount in respect of any portion of the Option that vests pursuant to Section 3.4(d) hereof, an independent national accounting firm designated by the Company (the "Accounting Firm") shall compute whether there would be any "excess parachute payments" payable to Executive, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), taking into account the total "parachute payments," within the meaning of Section 280G of the Code, payable to Executive by the Company or any successor thereto under this Agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to Executive, taking into account the excise tax imposed by Section 4999 of the Code, if (i) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to Executive would not exceed three (3) times the "base amount" as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the payments hereunder were not reduced. If reducing the payments hereunder would result in a greater after-tax amount to Executive, such lesser amount shall be paid to Executive. If not reducing the payments hereunder would result in a greater after-tax amount to Executive, such payments shall not be reduced. The determination by the Accounting Firm shall be binding upon the Company and Executive subject to the application of Section 22.2 hereof.

          22.2 As a result of uncertainty in the application of Sections 280G of the Code, it is possible that excess parachute payments will be paid when such payment would result in a lesser after-tax amount to Executive; this is not the intent hereof. In such cases, the payment of any excess parachute payments will be void ab initio as regards any such excess. Any excess will be treated as an overpayment by the Company to Executive. Executive will return the overpayment to the Company, within fifteen (15) business days of any determination by the Accounting Firm that excess parachute payments have been paid when not so intended, with interest at an annual rate equal to the rate provided in Section 1274(d) of the Code (or 120% of such rate if the Accounting Firm determines that such rate is necessary to avoid an excise tax under Section 4999 of the Code) from the date Executive received the excess until it is repaid to the Company.

          22.3 All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs, and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to Executive in the year of receipt of the payments, unless Executive agrees otherwise.

        23.    Complete Agreement.    This Agreement constitutes the complete agreement among the parties with respect to the subject matter hereof. This Agreement supersedes, and fully satisfies the Company's obligations with respect to, the 1/10/03 Agreement to the extent that the 1/10/03 Agreement obligates the Company to issue an equity participation in the Company (specifically, the sections thereof captioned "Equity Participation" and "Agreements."). Executive hereby acknowledges and agrees that this Agreement fully satisfies the Company's obligation under the 1/10/03 Agreement to issue Executive an equity participation in the Company and waives and releases any further rights with respect thereto.

        24.    Counterparts.    This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all of which counterparts shall together constitute but one and the same instrument.

* * * * *

[Remainder of this page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

COMPANY:
GANDER MOUNTAIN COMPANY
By:	/s/ RONALD A. ERICKSON Ronald A. Erickson, Chairman
EXECUTIVE:
/s/ MARK R. BAKER Mark R. Baker

EXHIBIT A
TO EXECUTIVE STOCK OPTION AGREEMENT

Notice of Exercise

GANDER MOUNTAIN COMPANY
Attention: Chief Executive Officer
4567 American Boulevard West
Minneapolis, MN 55437

GANDER MOUNTAIN COMPANY
Attention: Legal Department
4567 American Boulevard West
Minneapolis, MN 55437

Chief Executive Officer and Legal Department:

        The undersigned, holder of an Option to purchase            shares of Class B Nonvoting Common Stock (the "Executive Shares") of Gander Mountain Company (the "Company") hereby irrevocably exercises such Option for and purchases            Executive Shares of the Company. Enclosed with this Notice is a [check/bank draft/money order] in the amount of $                        as full payment for such Executive Shares. I have reviewed, and understand the terms of the Executive Transfer and Repurchase Agreement applicable to such Executive Shares. I hereby agree to execute any amendment or acknowledgment or other instrument necessary to evidence my becoming a party to such Executive Transfer and Repurchase Agreement and that such Executive Shares are subject to the terms thereof. Please issue a certificate representing the Executive Shares to the undersigned at the address set forth following my name below.

Dated:
Very truly yours,
[Signature of Option Holder]
[Printed Name]

[Address to which Certificate should be delivered]

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GANDER MOUNTAIN COMPANY EXECUTIVE STOCK OPTION AGREEMENT (Mark R. Baker)